EXHIBIT 3.1

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

FIRST: The name of the corporation is: EAGLE AERO HOLDINGS, INC.

SECOND: The address of its registered office in the state of Delaware is:

DELAWARE CORPORATE SERVICES INC.
222 Delaware Ave., 10th Floor
Wilmington, New Castle County, DE 19801

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which the corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total authorized capital stock of this corporation is 1,500 shares of Common Stock with No Par Value.

FIFTH: The name and mailing address of the incorporator are as follows:

LEE R. SNIDER                            7633 EAST 63RD STREET SUITE 300  TULSA, OK 74133

SIXTH: The name and address of the Initial Director(s) is as follows:

LEE R. SNIDER                            7633 EAST 63RD STREET SUITE 300  TULSA, OK 74133

SEVENTH:

I, The undersigned for the purpose of farming a corporation under the laws of the State of Delaware, do make, file and record this certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 11th Day of May  A.D. 2004.

Lee R. Snider

Incorporator

Name: LEE R. SNIDER